APPENDIX A

List of Funds

As of August 1, 2013

OnTrack Core Alternative Fund
The Gold Bullion Strategy Fund
The Gold Bullion Strategy Portfolio
Quantified Managed Bond Fund
Quantified All-Cap Equity Fund
Quantified Market Leaders Fund
Quantified Alternative Investment Fund